EXHIBIT 99.1

Nannaco, Inc., Restructures Merger Agreement with NAZZ Productions, Inc.

April 27, 2005// Gig Harbor// Nannaco, Inc. (OTC BB: NNNC) ("Nannaco"), announced today that it has completed negotiations with its merger partner, Nazz Productions, Inc. ("Nazz"), to restructure the proposed merger agreement between Nannaco and Nazz. The parties have further agreed to eliminate obligations regarding previously negotiated termination or expiration provisions of the agreement. Under the new agreement, Nazz will be merged into a wholly-owned subsidiary of Nazz, which will assume certain assets and liabilities of the parent corporation. Following the merger, the combined company will assume the name of Nazz Productions, Inc., and file a registration statement registering Nannaco's ownership interest in the combined company's shares. It is expected that the shares will be distributed on a pro-rata basis to shareholders of Nannaco at the time that the registration is deemed effective. This opportunity for shareholder's of Nannaco to participate in the equity-ownership of two entities arises from Nannaco's recent discussions with several unrelated entities that seek various business combinations with Nannaco. Nannaco expects to enter into a letter of intent with one of these entities within the next several days.

Nazz recently optioned the screenplay for "Nebraska Fish and Game" from acclaimed writer Neal Gumpel, whose other works include, among others, "Uncoupled," which was purchased by Dreamworks Studios with David Permut producing and George Gallo directing, and "Friend's Again," which Gumpel optioned to Permut and Gallo.

In "Nebraska Fish and Game" Neal Gumpel's writing fills the script with finely defined characters that Nazz believes will potentially provide both new and well established actors with exceptional on screen opportunities. The quality of the script has generated significant interest such that the producer believes that he will be able to sign quality actors with name recognition. The producer is currently scouting locations throughout the US and expects principal photography to begin in early Fall 2005.

Nick Stagliano, CEO of Nazz, commented "We are very pleased to retain the opportunity to turn `Nebraska Fish and Game' into a world class motion picture. Working with Neal Gumpel's script makes the task of producing a high-quality film that much easier."

Steve Careaga, CEO of Nannaco noted, "We are very excited about restructuring our merger agreement with Nazz Productions. By virtue of this modification, shareholders of Nannaco will participate in the both upside of Nazz and the opportunity to participate in the upside potential of one or more additional merger candidates."
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In connection with the revised merger plans and near-term opportunities, Nannaco further announced today that, following a due diligence period in connection with its planned merger with Global Defense Corporation, which the parties announced on March 1, 2005, Nannaco and Global Defense Corporation have mutually agreed not to pursue consummation of the proposed merger between the parties and have ended further negotiations.

About NANNACO, INC.

Nannaco, Inc. previously provided surface cleaning, surface protection, surface restoration, and other services to commercial and industrial businesses, as well as to owners of historical buildings. The company has moved to a new line of business as a consultant and advisor to customers and is seeking to improve its financial position through the acquisition of or merger with companies capable of providing the best value to its shareholders.

More information about Nannaco Inc. can be found at www.sec.gov

NOTE: This press release may contain "forward-looking statements." In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology. These forward-looking statements include, without limitation, statements about our market opportunity, our strategies, competition, expected activities and expenditures as we pursue our business plan, and the adequacy of our available cash resources. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Actual results may differ materially from the predictions discussed in these forward-looking statements. Changes in the circumstances upon which we base our predictions and/or forward-looking statements could materially affect our actual results. Additional factors that could materially affect these forward-looking statements and/or predictions include, among other things: (1) the company's limited operating history; (2) the company's ability to pay down existing debt; (3) the company's ability to retain the professional advisors necessary to guide us through our corporate restructuring; (4) the company's ability to secure necessary financing; (5) potential litigation by shareholders and/or former or current advisors against the company; (6) the potential inability of the company to have a registration statement declared effective;
(7) the company's success in securing third-party commitments, production agreements and/or licensing contracts; (8) the company's ability to comply with federal, state and local government regulations and/or unforeseen changes in federal or and government regulation; and (9) the risks inherent in the investigation and consummation of the acquisition of a new business opportunity or other factors over which we have little or no control. Nannaco, Inc.

For further information, please contact Steve Careaga at 253-853-3632, or send correspondence to 4906 Point Fosdick Dr., Suite 102, Gig Harbor, WA 98335

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